Exhibit 10.40
EXTENSION AGREEMENT
THIS EXTENSION AGREEMENT (the “Agreement”), dated as of this 31st day of March, 2009 by and between CAPTERRA FINANCIAL GROUP, INC, formerly known as ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation, having an office at 1440 Blake Street, Suite 310, Denver, Colorado 80202 (“The Company”) and BOCO INVESTMENTS, LLC, a Colorado limited liability company, having an office at 103 West Mountain Ave., Fort Collins, Colorado 80524 (“BOCO”).
WITNESSETH:
WHEREAS, The Company has executed and delivered to BOCO a certain Promissory Note evidencing indebtedness by the Company to BOCO, specifically: and that certain Promissory Note dated September 10, 2008 between BOCO and the Company in the amount of $750,000 (hereinafter referred to as the “Note”); and
WHEREAS, the Company wishes to extend the term of this Note and BOCO agrees to do so as indicate herein.
NOW, THEREFORE, in consideration of the premises set forth herein above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby mutually and expressly understand and agree as follows:
13. Extension. The parties hereto agree that the following Note shall be extended as indicated herein: that certain Promissory Note dated September 10, 2008 between BOCO and the Company in the amount of $750,000 is extended to the close of business on September 25, 2009.
14. Extension Fee. In consideration of the extension of the Note to the close of business on September 25, 2009, the Company will grant a warrant to BOCO to purchase a total of 500,000 common shares at a price of $.25 per share until October 30, 2012.
15. Additional Note Extension. The Note may be extended, in whole or in part, for an additional six months, upon written notice to BOCO from the Company of the Company’s intention to extend and written notice by the Company to BOCO of the amount of the Note to be extended. In consideration of this additional extension of the Note, the Company will grant an additional warrant to BOCO to purchase up to 150,000 common shares at a price of $.25 per share for a period of three years from the date of the extension of the Note. The exact amount of common shares subject to the warrant will be prorated to the total percentage of the Note to be extended.

16. Ratification. Except as modified by this Agreement, all of the terms of the Notes are ratified and reaffirmed and remain in full force and effect.
17. Inurement. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.
18. Governing Law. The terms and conditions of this Agreement shall be governed by the applicable laws of the State of Colorado.
IN WITNESS WHEREOF the parties hereto have each caused this Agreement to be executed by their respective duly authorized representatives, as of the day and year first above written.

THE COMPANY:

CAPTERRA FINANCIAL GROUP, INC
Formerly known as
ACROSS AMERICA REAL ESTATE CORP.,
a Colorado corporation

By:	/s/

Name: James W. Creamer, III
Title: President

BOCO:

BOCO INVESTMENTS, LLC,
a Colorado limited liability company

By:	/s/

Name: Joseph Zimlich
Title: Chief Executive Officer